Exhibit 99.1

NR 12-0804	Media Contact: Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com	Investor Contact: Lynn Antipas Tyson SVP, Investor Relations 646.432.8428 Lynn.Tyson@aecom.com

AECOM announces $300-million share-repurchase program

LOS ANGELES, (Aug. 23, 2012) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that its Board of Directors has authorized the repurchase of up to $300 million of its common stock.

“This repurchase authorization reflects our confidence in AECOM’s long-term outlook and the focus of our capital-allocation strategy on driving sustainable returns as we continue to make progress in areas such as balanced growth, profitability and liquidity,” said John M. Dionisio, AECOM chairman and chief executive officer.

AECOM completed its first share-repurchase program, worth $200 million, during the third quarter of its fiscal year 2012.

Any repurchases under the current program will be made at the company’s discretion in the open market or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements and will depend on a variety of factors, including market conditions, share price, the terms of the company’s credit facilities and other factors.

About AECOM

AECOM is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government. With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 130 countries and had revenue of $8.3 billion during the 12 months ended June 30, 2012.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, statements of plans for future operations or expected share repurchase program activity.  Actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012, and our other reports filed with the U.S. Securities and Exchange Commission. AECOM does not intend, and undertakes no obligation, to update any forward-looking statement.

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